Exhibit 10.35

[MEAD JOHNSON LETTERHEAD]

PERFORMANCE SHARES AGREEMENT

Under the Mead Johnson Nutrition Company

2009 Stock Award and Incentive Plan

[year 1]-[year 3] Performance Shares Award

Mead Johnson Nutrition Company (the “Company”) has granted you a Performance Shares Award as set forth in the Grant Summary. This Award is subject in all respects to the terms, definitions and provisions of the Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (the “Plan”) adopted by the Company. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

Award Date: [                    ]

Performance Cycle Start Date: [                    ]

Please refer to the Grant Summary for the Target Number of Performance Shares relating to the [year 1]-[year 3] Performance Period:

[    ] Performance Shares (09-11 Cycle): One-third of total award

[    ] Performance Shares (09-11 Cycle): One-third of total award

[    ] Performance Shares (09-11 Cycle): One-third of total award

The year referenced for each of these three “tranches” is the “Performance Year” for that tranche.

Range at which Performance Shares may be earned for varying performance:

Threshold: [    ]% of Target

Target: [    ]% of Target

Maximum: [    ]% of Target

Performance Goal and Earning Date: A separate Performance Goal will be set for each tranche by March 30 of the Performance Year, specifying the number of Performance Shares that may be earned for specified levels of performance. The Earning Date will be December 31 of the Performance Year. The Performance Goal for the [year 1] Performance Shares is attached as Exhibit A hereto.

Vesting: Earned Performance Shares will vest at the date between January 1, [            ] and March 15, [            ], at which the Committee determines and certifies the extent to which the Performance Goals for the [year 3] Performance Shares have been met, subject to earlier vesting at the times indicated in Sections 6 (including in connection with certain terminations following a Change in Control) and Section 8.

Settlement: Earned and vested Performance Shares will be settled by delivery of one share of the Company’s common stock, $0.01 par value per share (“Shares”), for each Performance Share being settled. No Dividend Equivalents will accrue or be payable in connection with Performance Shares. Settlement shall occur at the time specified in Section 4 hereof.

1.	PERFORMANCE SHARE AWARD

The Compensation Committee of the Board of Directors of Mead Johnson Nutrition Company (the “Committee”) has granted to you the opportunity to earn the [year 1] Performance Shares as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. In addition, the Committee hereby indicates its intention to grant to you the opportunity to earn the [year 2] Performance Shares and the [year 3] Performance Shares for the [year 1]-[year 3] Performance Period and subject to this Agreement; such grants shall become effective only at such time as the Committee has specified the Performance Goal for those Performance Shares (by March 30 of the relevant Performance Year), except as otherwise provided in this Section 1 and in Sections 6(a) and 6(b). The target number of each tranche of Performance Shares and the kind of Shares deliverable in settlement, the calculation of earnings per Share as a Performance Goal, and other terms and conditions of the Performance Shares are subject to adjustment in accordance with Section 11 hereof and Section 11(c) of the Plan. In the event of a Change in Control (as defined in Section 9(b) of the Plan), you will become legally entitled to have the grant of Performance Shares specified hereunder become effective (i) for the Performance Year in effect at the date of such Change in Control, at the time of such Change in Control (if the grant was not previously effective) if you were employed by the Company or an Affiliate or Subsidiary immediately before such Change in Control, and (ii) for any Performance Year beginning after the year in which such Change in Control occurred, at the beginning of such Performance Year if you remain so employed by the Company or an Affiliate or Subsidiary at that time. In each case relating to Performance Shares the grant of which is effective at or following such Change in Control, the Performance Goal for such Performance Shares shall be reasonably achievable and not more difficult to achieve in relation to the Company’s budget for that Performance Year than the Performance Goal for any earlier Performance Year was in relation to the budget for that earlier Performance Year.

2.	CONSIDERATION

As consideration for grant of the [year 1] Performance Shares, you shall remain in the continuous employ of the Company and/or an Affiliate or Subsidiary for at least one year from the first day of the Performance Period or such lesser period as the Committee shall determine in its sole discretion, and no Performance Shares shall be payable until after the completion of such one year or lesser period of employment by you (subject to Section 6(c)). No [year 2] Performance Shares or [year 3] Performance Shares shall be granted hereunder unless you have met the one-year continuous employment requirement specified in this Section 2, measured from the first day of the applicable Performance Period.

For purposes of determining whether you meet the one-year continuous employment requirement of this Section 2, the following events shall not be deemed a termination of employment:

(i) A transfer of you from the Company to an Affiliate or Subsidiary, or vice versa, or from one Affiliate or Subsidiary to another, or from the Company or an Affiliate or Subsidiary to BMS while BMS is an Affiliate;

(ii) A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and

(iii) A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service with the Company or an Affiliate or Subsidiary at the end of an approved leave of absence shall be deemed a termination of employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or an Affiliate or Subsidiary and not to have incurred a termination of employment under this Section 2, the Committee may specify such leave period shall not be counted in determining the period of employment for purposes whether you have completed a full year of employment. In such case, one-year of continuous employment requirement shall be extended by the length of any such leave of absence.

3.	PERFORMANCE GOALS

The Performance Goals for the [year 1] Performance Shares are specified on the cover page of this Agreement and Exhibit A hereto, and for the 2010 Performance Shares and 2011 Performance Shares shall be specified in writing in such manner as the Committee may determine.

4.	DETERMINATION OF PERFORMANCE SHARES EARNED AND VESTED; FORFEITURES; SETTLEMENT

By March 15 of the year following each Performance Year, the Committee shall determine the extent to which Performance Shares have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals for the Performance Shares relating to that Performance Year, provided, however, that the Committee may exercise its discretion (reserved under Sections 7(a) and 7(c)(iv) of the Plan) to reduce the amount of Performance Shares deemed earned in its assessment of performance in relation to Performance Goals, or in light of other considerations the Committee deems relevant. The Committee shall certify these results in writing in accordance with Section 7(c)(v) of the Plan, subject to any limitation under Section 7 hereof (if you are Disabled during the Performance Year in excess of 26 weeks). Any Performance Shares that are not, based on the Committee’s determination, earned by performance in a Performance Year (or deemed to be earned in connection with a Separation from Service under Sections 6 and 8 below), including Performance Shares that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be canceled and forfeited.

Performance Shares are subject to vesting based on your service for periods which extend past the applicable Performance Year. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company or any Affiliate or Subsidiary, you will become vested in Performance Shares only to the extent provided in Section 6 or 8, and any Performance Shares that have not been earned and vested at or before such event and which cannot thereafter be earned and vested under Sections 6 or 8 shall be canceled and forfeited.

In certain termination events, as specified below, and in connection with a long-term Disability (as defined in Section 7 below), you will be entitled to vesting of a “Pro Rata Portion” of the Performance Shares earned or deemed earned hereunder. For purposes of this Agreement, in the case of a Separation from Service, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is the number of months you were employed from the commencement of that Performance Year through the end of the month in which your Separation from Service occurred (but not more than 12) and the denominator of which is 12; provided, however, that the number of months you were employed shall be reduced by the number of months during such Performance Year in which you were Disabled in excess of 26 weeks since the commencement of the Disability. For purposes of this Agreement, in the case of a Disability extending longer than 26 weeks, the Pro Rata Portion is calculated as the number of Performance Shares relating to a given Performance Year multiplied by a fraction the numerator of which is 12 minus the number of months you were Disabled in excess of 26 weeks since the commencement of the Disability, and the denominator of which is 12. For purposes of calculations under this paragraph: (a) one or more days worked in a given month is counted as a full month of employment; and (b) one or more days on Disability in a given month in which the duration of Disability has not yet exceeded 26 weeks is also counted as a full month of employment.

The number of Performance Shares earned or vested shall be rounded to the nearest whole Performance Share, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Shares that become vested while you remain employed by the Company or an Affiliate or Subsidiary shall be settled promptly upon vesting (but in no event later than March 15 of the calendar year immediately following the date of vesting) by delivery of one Share for each Performance Share being settled, unless validly deferred in accordance with deferral terms then authorized by the Committee (subject to Section 11(k) of the Plan). Performance Shares that become vested under Sections 6(a), 6(b), 6(c) or 8 below shall be settled at the times specified therein; provided, however, that settlement of Performance Shares under Section 6(a), (b) or (c) shall be subject to the applicable provisions of Section 11(k) of the Plan. Until Shares are delivered to you in settlement of Performance Shares, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Shares, including the right to vote the shares and receive dividends and other distributions. Shares of stock issuable in settlement of Performance Shares shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

5.	NONTRANSFERABILITY OF PERFORMANCE SHARES AND DESIGNATION OF BENEFICIARY

Performance Shares shall not be transferable by you other than by will or by the laws of descent and distribution, except that you may designate a Beneficiary pursuant to the provisions hereof on a Designation of Beneficiary form.

If you and/or your Beneficiary attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle Performance Shares or otherwise make payments shall terminate.

If no designated Beneficiary is living on the date on which Shares are deliverable in settlement or other amount becomes payable to you, or if no Beneficiary has been specified, such settlement or payment will be payable to the person or persons in the first of the following classes of successive preference:

(i)	widow or widower, if then living,

(ii)	surviving children, equally,

(iii)	surviving parents, equally,

(iv)	surviving brothers and sisters, equally,

(v)	executors or administrators

and the term “Beneficiary” as used in this Agreement shall include such person or persons.

6.	RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) Retirement. In the event of your Retirement prior to settlement of Performance Shares and after you have satisfied the one-year continuous employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4 above, and (ii) with respect to Performance Shares relating to a Performance Year in progress at the date of your Retirement, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed by the Company or an Affiliate or Subsidiary through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. (For this purpose, if the grant of Performance Shares relating to the Performance Year in progress at the date of your Retirement has not yet become effective, such grant shall be deemed to be effective immediately before the Retirement and shall have the same terms as applicable to participating employees who remain employed). Any Performance Shares earned and vested under this Section 6(a) shall be settled at the earlier of (x) the date such Performance Shares would have vested if you had continued to be employed by the Company or an Affiliate or Subsidiary, (y) in the event of a Change in Control (as such definition is modified in Section 11(k)(i)(D)(5) of the Plan), as to previously earned Performance Shares promptly upon such Change in Control and, in the case of any unearned Performance Shares (subject to Section 1 above), promptly following the date at which the Committee determines the extent to which such Performance Shares have been earned (in each case subject to Section 6(e) below and Section 11(k) of the Plan), or (z) in the event of your death, in the year following the Performance Year in which your Retirement occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Shares have been earned) or, if your death occurred after that year, as promptly as practicable following your death, but in no event later than December 31 of the calendar year in which your death occurs or, if later, two and one-half months following the date of your death. Following your Retirement, any Performance Shares that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(a) will be canceled and forfeited.

(b) Termination by the Company Not For Cause. In the event of your Termination Not for Cause (as defined in Section 6(f) below) by the Company or an Affiliate or Subsidiary and not during the Protected Period (as defined in Section 6(f) below), prior to settlement of Performance Shares and after you have satisfied the one-year continuous employment requirement of Section 2, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Shares relating to a Performance Year in progress at the date of such termination, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed by the Company or an Affiliate or Subsidiary through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4. (For this purpose, if the grant of Performance Shares relating to the Performance Year in progress at the date of your Termination Not for Cause has not yet become effective, such grant shall be deemed to be effective immediately before your termination and shall have the same terms as applicable to participating employees who remain employed). Any Performance Shares earned and vested under this Section 6(b) shall be settled at the earlier of (x) the date such Performance Shares would have vested if you had continued to be employed by the Company or an Affiliate or Subsidiary, (y) in the event of a Change in Control (as defined in Section 11(k)(i)(D)(5) of the Plan), as to previously earned Performance Shares promptly upon such Change in Control and, in the case of any unearned Performance Shares (subject to Section 1 above), promptly following the date at which the Committee determines the extent to which such Performance Shares have been earned (in each case subject to Section 6(e) below and Section 11(k) of the Plan), or (z) in the event of your death, in the year following the Performance Year in which your Termination Not for Cause occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Shares have been earned) or, if your death occurred after that year, as promptly as practicable following your death, but in no event later than December 31 of the calendar year in which your death occurs or, if later, two and one-half months following the date of your death. Following such Termination Not for Cause, any Performance Shares that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(b) will be canceled and forfeited.

(c) Qualifying Termination Following a Change in Control. In the event that you have a Qualifying Termination (as defined in Section 9(c) of the Plan) during the Protected Period (as defined in Section 6(f) below) following a Change in Control (as defined in Section 9(b) the Plan), you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Shares relating to a Performance Year in progress at the date of your Qualifying Termination (subject to Section 1 above, but including Performance Shares otherwise not meeting the one-year continuous employment requirement of Section 2 above), in a Pro Rata Portion of the target number of Performance Shares that could have been earned in the Performance Year. All of your earned and vested Performance Shares shall be settled promptly (subject to Section 6(e)

below and Section 11(k) of the Plan); provided, however, any additional forfeiture conditions in the nature of a “clawback” contained in Section 10 below shall continue to apply to any payment. Upon your Qualifying Termination, any Performance Shares that have not been deemed earned and vested under this Section 6(c) will be canceled and forfeited.

(d) Other Terminations. If you cease to be an employee of the Company and its Affiliates and Subsidiaries for any reason other than Retirement, Termination Not for Cause, a Qualifying Termination within the Protected Period following a Change in Control, or death, Performance Shares granted herein that have not become both earned and vested shall be canceled and forfeited and you shall have no right to settlement of any portion of the Performance Shares.

(e) Special Distribution Rules to Comply with Code Section 409A. To the extent that the Performance Shares constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), based on Internal Revenue Service regulations and guidance in effect at the date of grant, the timing of settlement of your Performance Shares will be subject to applicable limitations under Code Section 409A and Section 11(k) of the Plan. By way of example, settlement of the Performance Shares under Section 6(c) upon a Qualifying Termination will be subject to the requirement that the termination constitute a “separation from service” under Treasury Regulation Section 1.409A-1(h), and subject to the six-month payment delay rule under Section 11(k)(i)(D)(2) of the Plan if at the time of separation from service you are a Section 409A Specified Employee, as defined in Section 2 of the Plan.

(f) Definition of “Protected Period” and “Termination Not for Cause.” For purposes of this Section 6, the “Protected Period” means the period beginning on the date of a Change in Control and ending on the three-year anniversary of the Change in Control. For purposes of this Section 6, a “Termination Not for Cause” means a Company-initiated Separation from Service for reason other than willful misconduct, activity deemed detrimental to the interests of the Company or an Affiliate or Subsidiary, or Disability, provided that you execute a general release (only applicable for employees employed in the U.S. and Puerto Rico) and, where required by the Company, a non-solicitation and/or non-compete agreement with the Company.

7.	DISABILITY OF PARTICIPANT

For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a Disability plan of the Company or any Affiliate or Subsidiary either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal Disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have incurred a Separation from Service for the period during which, under the applicable Disability pay plan of the Company or an Affiliate or Subsidiary, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or an Affiliate or Subsidiary, you will not be deemed to have incurred a Separation from Service, and (ii) if you do not return to such employment status, you will be deemed to have Separated from Service at the date of cessation of such Disability payments, with such separation treated for purposes of the Performance Shares as a Retirement, death, or voluntary Separation from Service based on your circumstances at the time of such separation. If you have been Disabled for a period in excess of 26 weeks in the aggregate during one or more Performance Years, for each affected Performance Year you will earn only a Pro Rata Portion of the Performance Shares you otherwise would have earned in respect of such Performance Year.

8.	DEATH OF PARTICIPANT

In the event of your death while employed by the Company or an Affiliate or Subsidiary and prior to settlement of Performance Shares, but after you have satisfied the one-year continuous employment requirement of Section 2 above, you will be deemed vested (i) in any Performance Shares that relate to a Performance Year completed before your death and which have been determined or thereafter are determined by the Committee to have been earned under Section 4 above, and (ii) with respect to Performance Shares relating to a Performance Year in progress at the date of your death, in a Pro Rata Portion of the Performance Shares you would have actually earned for that Performance Year if you had continued to be employed by the Company or an Affiliate or Subsidiary through the date the Committee determines the earning of the Performance Shares for that Performance Year under Section 4 above. In this case, your Beneficiary shall be entitled to settlement of any of your earned and vested Performance Shares referred to in clause (i) above by the later of the end of the calendar year in which your death occurred or two and one-half months following the date of your death, and your earned and vested Performance Shares referred to in clause (ii) in the calendar year following the date of your death as promptly as practicable following the determination of the number of Performance Shares earned under clause (ii) above. In the case of your death, any Performance Shares that are not deemed earned and vested under this Section 8 will be canceled and forfeited.

9.	TAXES

At such time as the Company or any Affiliate or Subsidiary is required to withhold taxes with respect to the Performance Shares, or at an earlier date as determined by the Company, you shall make remittance to the Company or to your employer of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company, Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your Performance Shares, to satisfy the mandatory tax withholding requirements.

10.	FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER DETRIMENTAL ACTS

You acknowledge that your continued employment with the Company, Affiliates and Subsidiaries, and this grant of Performance Shares, are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 10.

(a) By accepting the Performance Shares granted hereby, you expressly agree and covenant that during the Restricted Period (as defined in Section 10(c)(i) below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate or Subsidiary. You may, however, be actively connected with a Competitive Business after your employment with the Company or an Affiliate or Subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate or Subsidiary and the Company is provided written assurances of this fact from the Competitive Business prior to your beginning such connection;

(iii)	take any action that might divert any opportunity from the Company, any Affiliate or Subsidiary, or any of their respective successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or an Affiliate or Subsidiary or who has been employed by the Company or an Affiliate or Subsidiary within one year of the date your employment with the Company or an Affiliate or Subsidiary ceased for any reason whatsoever;

(v)	contact, call upon or solicit any customer of the Company or an Affiliate or Subsidiary, or attempt to divert or take away from the Company or an Affiliate or Subsidiary the business of any of its customers;

(vi)	contact, call upon or solicit any prospective customer of the Company or an Affiliate or Subsidiary that you became aware of or were introduced to in the course of your duties for the Company or an Affiliate or Subsidiary, or otherwise divert or take away from the Company or an Affiliate or Subsidiary the business of any prospective customer of the Company or an Affiliate or Subsidiary; or

(vii)	engage in any activity that is harmful to the interests of the Company or an Affiliate or Subsidiary, including, without limitation, any conduct during the term of your employment that violates the Company’s Code of Conduct, securities trading policy and other policies.

(b) Forfeiture. You agree and covenant that, if the Company determines that you have violated any provisions of Section 10(a) above during the Restricted Period (as defined in Section 10(c)(ii) below), then:

(i)	any portion of the Performance Shares that have not been settled or paid to you as of the date of such determination shall be immediately canceled and forfeited;

(ii)	you shall automatically forfeit any rights you may have with respect to the Performance Shares as of the date of such determination;

(iii)	if any Performance Shares have become vested within the twelve-month period immediately preceding a violation of Section 10(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares equal to the number of Shares delivered to you in settlement of such vested Performance Shares if such delivery was made in Shares, or you shall pay cash equal to the amount of cash paid to you in settlement of such vested Performance Shares if such payment was made in cash; and

(iv)	The foregoing remedies set forth in this Section 10(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(c) Definitions. For purposes of this Section 10, the following definitions shall apply:

(i)	The Company, Affiliates and Subsidiaries directly advertise and solicit business from customers wherever they may be found and their business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s or an Affiliate’s or Subsidiary’s business in any way, in any geographic area in which the Company or an Affiliate or Subsidiary engages in business, including, without limitation, any state in the United States in which the Company or an Affiliate or Subsidiary sells or offers to sell its products from time to time.

(ii)	“Restricted Period” means the period during which you are employed by the Company or an Affiliate or Subsidiary and twelve months following the date that you no longer are employed by the Company or an Affiliate or Subsidiary for any reason whatsoever.

(d) Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of this Section 10 are fair and reasonable and are reasonably required for the protection of the Company, Affiliates and Subsidiaries. In the event that any part of this Agreement, including, without limitation, this Section 10, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 10 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in this Section 10 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(e) Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company, Affiliates and Subsidiaries and that in the event of such breach, the Company, Affiliates and Subsidiaries shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

11.	ADJUSTMENTS

The target number of Performance Shares, the kind of securities deliverable in settlement of Performance Shares, and any performance measure based on per Share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Shares upon the occurrence of an event referred to in Section 11(c) of the Plan. In furtherance of the foregoing, in the event of an “equity restructuring,” as defined in FAS 123R, which affects the Shares, you shall have a legal right to an adjustment to your Performance Shares which shall preserve without enlarging the value of the Performance Shares, with the manner of such adjustment to be determined by the Committee in its discretion. However, no adjustments shall be made hereunder for any ordinary cash dividends paid on Shares. Any Performance Shares or related rights which directly or indirectly result from and adjustment to a Performance Share hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the underlying Performance Share and will be settled at the same time as the underlying Performance Share.

12.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Shares or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any Affiliate or Subsidiary unless otherwise specifically provided for in such plan.

13.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any Affiliate or Subsidiary or any specific position or level of employment with the Company or any Affiliate or Subsidiary or affect in any way the right of the Company or any Affiliate or Subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

14.	ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any Affiliate or Subsidiary, you, and all interested parties. Any provision for distribution in settlement of your Performance Shares and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any Beneficiary any right to, or claim against any, specific assets of the Company or any Affiliate or Subsidiary, nor result in the creation of any trust or escrow account for you or any Beneficiary. You and any of your Beneficiaries entitled to any settlement or other payment hereunder shall be a general creditor of the Company.

15.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that Performance Shares which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

16.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

17.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

18.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

19.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any Affiliate or Subsidiary such information and data as the Company or any such Affiliate or Subsidiary shall request in order to facilitate the grant of Performance Shares and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

20.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

For the Company
Mead Johnson Nutrition Company

By:
[ ]

Date:

I have read this Agreement in its entirety. I hereby agree to the foregoing terms and conditions and accept the Performance Share Award subject thereto.

Exhibit A

PERFORMANCE SHARES AGREEMENT

Under the Mead Johnson Nutrition Company

2009 Stock Award and Incentive Plan

[year 1]-[year3] Performance Shares Award —

[year 1] Performance Goals

The number of [year 1] Performance Shares earned by Participant shall be determined as of December 31, [year 1] (the “Earning Date”), based on the Company’s [year 1] Net Sales Performance, [year 1] Non-GAAP Diluted EPS Performance and [year 1] Non-GAAP Cash Flow, each as defined below, determined based on the following grid:

Performance Measure	Threshold			Target			Maximum
[year 1] Net Sales	$	[	] million	$	[	] million	$	[	] million
[year 1] Non-GAAP Diluted EPS	$	[	]	$	[	]	$	[	]
[year 1] Non-GAAP Cash Flow	$	[	]	$	[	]	$	[	]

Participant shall earn [    ]% of the target number of [year1] Performance Shares for “Threshold Performance,” [    ]% of the target number of [year1] Performance Shares for “Target Performance,” and [    ]% of the target number of [year 1] Performance Shares for “Maximum Performance.” For this purpose, [year1] Net Sales Performance, [year1] Non-GAAP Diluted EPS Performance and [year1] Non-GAPP Cash Flow are equally weighted, so level of earning of [year 1] Performance Shares shall be determined as a percentage for each performance measure and the three percentages averaged.

Determinations of the Committee regarding [year1] Net Sales Performance, [year1] Non-GAAP Diluted EPS Performance and [year1] Non-GAPP Cash Flow, the resulting [year1] Performance Shares earned and related matters will be final and binding on Participant. In making its determinations, the Committee may exercise its discretion (reserved under Plan Sections 7(a) and 7(c)(iv)) to reduce the amount of Performance Shares deemed earned, in its sole discretion.

Except for adjustments in the event of an extraordinary dividend or dividend payable in Shares, no dividends or Dividend Equivalents will accrue with respect to Performance Shares in respect of any record date that precedes settlement of the Performance Shares.